EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges

                           For the
                         Three Months
                            Ended            For the Year Ended December 31,
                           March 31,  ----------------------------------------------
                             2003      2002      2001      2000      1999      1998
                             ----      ----      ----      ----      ----      ----
                                                    (In Thousands)

Pre-tax income from
continuing operations
before adjustment for
minority interests in
consolidated
subsidiaries or income
or loss from equity
investees .............    15,344    56,013       648     4,196     4,786     2,397

Add: Fixed Charges ....    15,171    63,795    35,073    30,103    18,466     4,620

Distributed income of
equity investees ......       100       249       587       853       768       452

Earnings as adjusted ..    30,615   120,057    36,308    35,152    24,020     7,469

Fixed charges (interest
expense) ..............    15,171    63,795    35,073    30,103    18,466     4,620

Ratio of earnings to
fixed charges .........     2.02x     1.88x     1.04x     1.17x     1.30x     1.62x
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